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SEVENTH AMENDMENT TO LETTER AGREEMENT

    THE SEVENTH AMENDMENT TO LETTER AGREEMENT (this "Amendment") is made and entered into this 15th day of December, 2000, by and among: (i) Bank of America, N.A., formerly known as Bank of America National Trust and Savings Association, formerly known as Bank of America Illinois, formerly known as Continental Bank, N.A. ("Lender"); (ii) International House of Pancakes, Inc. ("Borrower"); and (iii) IHOP Corp. ("Guarantor").

R E C I T A L S

    WHEREAS, the parties have previously enter into that certain Letter Agreement among International House of Pancakes, Inc., IHOP Corp., and Continental Bank, N.A. dated June 30, 1993, as amended by that certain First Amendment to Letter Agreement dated December 31, 1994 among International House of Pancakes, Inc., IHOP Corp. and Bank of America Illinois, and further amended by that certain Second Amendment to Letter Agreement dated March 11, 1996 among International House of Pancakes, Inc., IHOP Corp. and Bank of America Illinois, and further amended by that certain Third Amendment to Letter Agreement dated September 3, 1996 among International House of Pancakes, Inc., IHOP Corp. and Bank of America Illinois, and further amended by that certain Fourth Amendment to Letter Agreement dated November 1, 1996 among International House of Pancakes, Inc., IHOP Corp. and Bank of America Illinois, and further amended by that certain Letter dated June 25, 1997 from Yvonne C. Dennis of Bank of America to IHOP Corp., and further amended by that certain Fifth Amendment to Letter Agreement dated June 30, 1998 among International House of Pancakes, Inc., IHOP Corp. and Bank of America National Trust and Savings Association, and further amended by that certain Sixth Amendment to Letter Agreement dated June 30, 1999 among International House of Pancakes, Inc., IHOP Corp. and Bank of America National Trust and Savings Association (as amended, the "Letter Agreement");

    WHEREAS, under the Letter Agreement, IHOP Corp. guarantees all Obligations (as defined in the "Letter Agreement") of Borrower (the "IHOP Corp. Guaranty");

    WHEREAS, IHOP Properties, Inc., IHOP Restaurants, Inc., and IHOP Realty Corp. (the "Subsidiary Guarantors"), each have previously executed and delivered a Subsidiary Guarantee dated June 30, 1993, guaranteeing the "Obligations" of Borrower and IHOP Corp. under the Letter Agreement (collectively, the "Subsidiary Guarantees" and individually, the "Subsidiary Guaranty"), and the terms of this Amendment are subject to the Subsidiary Guarantors executing the Joinder, Consent and Ratification attached to this Amendment of even date herewith;

    WHEREAS, the parties now desire to amend the Letter Agreement to reflect an increase in the Commitment Amount (as defined in the Letter Agreement);

    NOW, THEREFORE, for and in consideration of the increase in the Commitment Amount, the parties hereto agree as follows:

    1.  Recitals.  Borrower, Guarantor and Lender hereby approve the foregoing recitations and agree that said recitations are true and correct in all respects.

    2.  Amendment to Agreement.

    2.1  Commitment Amount:  The first paragraph of the Agreement is amended by deleting "$20,000,000.00" as the Commitment Amount and inserting "$25,000,000.00" in lieu thereof.

    2.2  Change of Administration of Loan:  Sections 2(a), 4(f), 5(b), 6, and 18 are hereby amended to delete all references to "San Francisco" and inserting "Atlanta, Georgia" in lieu thereof.

    2.3  Governing Law:  The Letter Agreement and this Amendment shall be governed by the laws of the State of Georgia.

    2.4  Fees.  In addition to the fees set forth in Section 10 of the Letter Agreement, the Borrower agrees to pay to the Lender on the date hereof a fee in the amount of $18,750.00, which fee shall be non-refundable.

    2.5  Addresses of Lender, Borrower and Guarantor.  All references to the addresses of Lender, Borrower and Guarantor in the Letter Agreement and Loan Documents shall mean:

    LENDER:
    Bank of America, N.A.
    Commercial Loan Service Center
    Bank of America Office Park
    P.O. Box 45247
    Jacksonville, Florida 32256-0771

    BORROWER:
    International House of Pancakes, Inc.
    450 North Brand Boulevard, 7th Floor
    Glendale, CA 91203-2306
    Attention: Legal Department

    GUARANTOR:
    IHOP Corp.
    450 North Brand Boulevard, 7th Floor
    Glendale, CA 91203-2306
    Attention: Legal Department

    2.6  Authorized Persons to Request Loans.  Exhibit "C" to the Letter Agreement is hereby deleted replaced therewith is the Exhibit "C" attached hereto made a part hereof.

    2.7  Capital Expenditures.  Section 14.2(a) is hereby amended and restated in its entirety as follows:

  "(a)
  incur capital expenditures (as defined by GAAP) in excess of $70,000,000.00 per fiscal year, net of all proceeds relating to sale leaseback transactions in such fiscal year."

    3.  Ratification and Reaffirmation.  Borrower and Guarantor, each hereby ratify and reaffirm the Letter Agreement and all documents executed and delivery in connection therewith (the "Loan Documents") and all of Borrower's and/or Guarantor's covenants, duties and liabilities thereunder.

    4.  Representations and Warranties.  Borrower and Guarantor represent and warrant to Lender, to induce Lender to enter into this Amendment, that no Event of Default under Section 16 of the Letter Agreement or under the IHOP Guaranty exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of the Borrower and Guarantor and this Amendment has been duly executed and delivered by Borrower and Guarantor; and except as may have been disclosed in writing by Borrower and/or Guarantor to Lender prior to the date hereof, all of the representations and warranties made by Borrower and Guarantor as set forth in Section 11 of the Letter Agreement and under the IHOP Guaranty are true and correct on and as of the date hereof.

    5.  Expenses of Lender.  Borrower agrees to pay all costs and expenses incurred by Lender in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Lender's legal counsel.

    6.  Successors and Assigns.  The Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

    7.  No Novation, etc.  This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Letter Agreement as herein modified shall continue in full force and effect.

    8.  Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument.

    9.  Waiver of Notice.  Borrower and Guarantor hereby waive notice of acceptance of this Amendment by Lender.

    10.  Waiver of Jury Trial.  TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HERETO EACH HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AMENDMENT.

    11.  Arbitration.

    (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Lender, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) the Letter Agreement (including any renewals, extensions or modifications); or (ii) any document related to the Letter Agreement; (collectively a "Claim").

    (b) At the request of the Borrower or the Lender, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the "Act"). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

    (c) Arbitration proceedings will be determined in accordance with the Act, the rules and procedures for the arbitration of financial services disputes of J.A.M.S./Endispute or any successor thereof "J.A.M.S."), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

    (d) The arbitration shall be administered by J.A.M.S. and conducted in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in Georgia. All claims shall be determined by one arbitrator, however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within 90 days of the demand for arbitration and close within 90 days of commencement and the award of the arbitrator(s) shall be issued within 30 days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional 60 days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

    (e) The arbitrator(s) will have authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on J.A.M.S. under applicable J.A.M.S. rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

    (f)  This paragraph does not limit the right of the Borrowers or the Lender to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights; or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

    12.  General.  Except as specifically modified herein, all other terms and conditions of the Letter Agreement shall remain unchanged and in full force and effect.

    IN WITNESS WHEREOF, the parties have signed and sealed this Amendment on the day and year first above-written.

LENDER:	BORROWER:

BANK OF AMERICA, N.A.	INTERNATIONAL HOUSE OF PANCAKES, INC.
By:	By: /s/ Richard K. Herzer

Name: Bobby R. Oliver, Jr.	Name: Richard K. Herzer
Title: Vice President	Title: President
(CORPORATE SEAL)
GUARANTOR:
IHOP CORP.
By: /s/ Richard K. Herzer

Name: Richard K. Herzer
Title: President

JOINDER, CONSENT AND RATIFICATION BY GUARANTORS

    Each of the undersigned Guarantors of the Obligations of Borrower under the Letter Agreement and any other Loan Documents executed in connection with the Letter Agreement hereby (i) acknowledges receipt of a copy of the foregoing Seventh Amendment to Letter Agreement; (ii) consents to Borrower's and IHOP's execution and delivery thereof; (iii) agrees to be bound thereby; (iv) affirms that nothing contained or contemplated therein shall modify in any respect whatsoever its respective Subsidiary Guaranty of the Obligations; (v) represents and warrants to Lender that no default exists under its respective Subsidiary Guaranty; (vi) represents and warrants that execution and delivery hereof has been duly authorized by all requisite corporate action on the part of the Subsidiary Guarantors; and (vii) reaffirms that the Subsidiary Guarantees delivered by Lender are and shall remain in full force and effect in all respects on and as of the date hereof, after giving affect to this Amendment.

GUARANTOR:

IHOP RESTAURANTS, INC.
By: /s/ Richard K. Herzer

Name: Richard K. Herzer
Title: President
(CORPORATE SEAL)
GUARANTOR:	GUARANTOR:
IHOP REALTY CORP.	IHOP PROPERTIES, INC.
By: /s/ Richard K. Herzer	By: /s/ Richard K. Herzer

Name: Richard K. Herzer	Name: Richard K. Herzer
Title: President	Title: President
(CORPORATE SEAL)	(CORPORATE SEAL)

EXHIBIT C

CERTIFICATE IDENTIFYING AUTHORIZED OFFICERS

    I, Jess E. Sotomayor, Assistant Secretary of International House of Pancakes, hereby certify as follows:

    Pursuant to the letter agreement dated as of June 30, 1993 (the "Credit Agreement") among Bank of America, N.A. (as successor Lender) (the "Bank"), IHOP Corp. and International House of Pancakes, Inc. (the "Borrower"), each of the persons named in Section 1 below is authorized to request Loans from the Bank and to execute Confirmations (in the form of Exhibit B as referred to in the Credit Agreement) called for under the Credit Agreement and each of the persons named in Section 2 below is authorized only to request Loans from the Bank. The signatures set forth opposite their respective names below are their genuine signatures.

Name	Title	Signature

SECTION 1
Richard K. Herzer	Chairman of the Board, President and CEO	/s/ RICHARD K. HERZER
Mark D. Weisberger	Vice President—Legal, Secretary and General Counsel	/s/ MARK D. WEISBERGER
Alan S. Unger	Vice President—Finance, CFO and Treasurer	/s/ ALAN S. UNGER
A. Allen Arroyo	Controller and Assistant Treasurer	/s/ A. ALLEN ARROYO
Robert. H. Dickson	Director, Financial Planning & Analysis	/s/ ROBERT. H. DICKSON
SECTION 2
Katherine Mittelman	Manager, Financial Planning & Analysis	/s/ KATHERINE MITTELMAN
INTERNATIONAL HOUSE OF PANCAKES, INC.
Date: December 15, 2000	By: /s/ JESS E. SOTOMAYOR Jess E. Sotomayor, Assistant Secretary

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SEVENTH AMENDMENT TO LETTER AGREEMENT
R E C I T A L S
JOINDER, CONSENT AND RATIFICATION BY GUARANTORS
EXHIBIT C
CERTIFICATE IDENTIFYING AUTHORIZED OFFICERS